EXHIBIT 2.1

Harris D. Leinwand, Esq. (HL-4419)
Attorney for Debtor and Debtor in Possession
9 East 40th Street - 12th Floor
New York, New York 10016
(212) 725-7338

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
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In re		Chapter 11
Directrix, Inc.
	Debtor	Case No. 02- 12686 (ALG)
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Debtor's Modified Plan of Reorganization

Harris D. Leinwand Attorney for Debtor and Debtor in Possession 9 East 40th Street-12th Floor New York, New York 10016 (212) 725-7338

Dated: December 9, 2003

Pursuant to the applicable sections of Chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the "Bankruptcy Code"), Directrix, Inc., debtor and debtor-in-possession in the above-captioned and numbered case (the "Debtor"), hereby respectfully proposes under § 1121 of the Bankruptcy Code the following Modified Plan of Reorganization (the "Plan"):

Reference is made to the Disclosure Statement, filed contemporaneously with the Plan, for a discussion of the Debtor's history, businesses, results of operations, historical financial information, projections and properties, and for a summary and analysis of the Plan. There are also other documents and agreements, all of which have been or will be filed with the Bankruptcy Court, that are referenced in the Plan or the Disclosure Statement and that will be available for review. To the extent that there is any inconsistency between the Plan and the Disclosure Statement, the Plan shall control.

ARTICLE I

rules of interpretation, computation of time, governing law, and definitions

Section 1.01.    Rules Of Interpretation, Computation Of Time And Governing Law. For purposes of the Plan:

A.
(1) Whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (2) any reference in the Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (3) any reference in the Plan to an existing document or exhibit filed, or to be filed,mshall mean such document or exhibit, as it may have been or may be amended, modified or supplemented; (4) unless otherwise specified, all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Plan; (5) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan; (6) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; and (7) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply.

B.	In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.
C.	Except to the extent that the Bankruptcy Code or Bankruptcy Rules are applicable, and subject to the provisions of any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State in which the Bankruptcy Court resides, without giving effect to the principles of conflict of laws thereof.

D.
Defined Terms. Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form in the Plan. Any term used in capitalized form in the Plan that is not defined here (or elsewhere in the Plan) but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be:

1.
Additional NJ Equipment means equipment that was retained for use in the Par k Ridge, NJ office, including encoding equipment, tape duplication equipment, fileservers, computers and terminals and a Digicipher II Broadcasting System.

2.
Administrative Claim means a Claim for costs and expenses of administration under section 503(b), or 507(b) of the Bankruptcy Code, including without limitation: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the estate and operating the business of the Debtor (such as wages, salaries or commissions for services and payments for goods and other services and leased premises); (b) compensation for legal, accounting and other services and reimbursement of expenses awarded or allowed under section 330(a), 331, or 503 of the Bankruptcy Code; and (c) all fees and charges assessed against the estate under chapter 123 of title 28 United States Code, 28 U.S.C. §§ 1911-1930.

3.
Allowed (and derivative forms thereof including "Allow," "Allowing," and "Allowance," as appropriate) means, with respect to any Claim, or portion thereof, except as otherwise provided herein: (a) a Claim that has been scheduled by the Debtor in its schedule of liabilities as other than disputed, contingent or unliquidated and as to which the Debtor or other party in interest do not file a timely objection and for which no contrary proof of claim has been filed; (b) a Claim set forth in a proof of claim which has been timely filed with the Bankruptcy Court which is not the subject of any timely objection by the Debtor or other party in interest; (c) a Claim that has been allowed by a Final Order; (d) a Claim that is allowed: (i) in any stipulation with the Debtor of amount and nature of Claim executed prior to the Confirmation Date and approved by the Bankruptcy Court; (ii) in any stipulation with the Trust of amount and nature of Claim executed on or after the Confirmation Date and, to the extent necessary, approved by the Bankruptcy Court; or (iii) in any contract, instrument, indenture or other agreement entered into or assumed in connection with the Plan; or (e) a Claim that is allowed pursuant to the terms of the Plan.

	4.	Allowed Class . . . Claim means an Allowed Claim of a particular type in the particular Class described.
5.
Avoidance Actions mean all Causes of Action arising under Chapter 5 of the Bankruptcy Code, including any and all Causes of Action originating under state law or common law and adopted in said Chapter 5 as estate Causes of Action.

	6.	Bankruptcy Court means the United States District Court for the Southern District of New York, having jurisdiction over the Chapter 11 Case and, to the extent of any reference made pursuant to section 157 of title 28 of the United States Code and/or the General Order of such District Court pursuant to section 151 of title 28 of the United States Code, the bankruptcy unit of such District Court, the United States Bankruptcy Court for the Southern District of New York.

7.
Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure, and the Official Bankruptcy Forms, as amended from time to time, and the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Case, or proceedings therein, promulgated under 28 U.S.C. § 2075 and the General and Local Rules of the Bankruptcy Court.

8.	Budget shall mean the budget for the funding of the Trust attached as Exhibit "A".
9.
Cause of Action means any action, cause of action, liability, obligation, right, suit, debt, dues, sum of money, account, reckoning, bond, bill, specialty, covenant, contract, controversy, agreement, promise, variance, trespass, damage or judgment, and includes any claim and cause of action for setoff that the Debtor or the estate may hold against any person or entity.

10.
Cash Equivalents means equivalents of Cash in the form of readily marketable securities or instruments issued by a person other than the Debtor or an affiliate of the Debtor, including, without limitation, readily marketable direct obligations of, or obligations guaranteed by, the United States of America, commercial paper of domestic corporations carrying a Moody's Rating of "A" or better, or equivalent rating of any other nationally recognized rating service, interest-bearing certificates of deposit, or other similar obligations of domestic banks or other financial institutions having a shareholders' equity or equivalent capital of not less than Two Hundred Million Dollars ($200,000,000).

11.	Chapter 11 Case means this pending chapter 11 case of the Debtor in the Bankruptcy Court entitled In re Directrix, Inc., Case No. 02-12686 (ALG).
12.
Claim means a claim (as defined in section 101(5) of the Bankruptcy Code) against the Debtor, whether or not asserted, including: (a) any right to payment from the Debtor whether or not such right is reduced to judgment, liquidated, unliquidated, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; and (b) any right to an equitable remedy for breach of performance if such performance gives rise to a right of payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

13.	Committee means the statutory Official Committee of Unsecured Creditors appointed in the Chapter 11 Case pursuant to section 1102 of the Bankruptcy Code.
14.	Confirmation Date means the date upon which the Confirmation Order is entered by the Bankruptcy Court on its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

15.	Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.
16.
Contingent or Unliquidated Claim means any Claim for which a proof of claim has been filed with the Bankruptcy Court but which was not filed in a sum certain, or which has not occurred and is dependent upon a future event that has not occurred or may never occur, and which has not been Allowed.

17.	D&O Releasees means J. Roger Faherty and Mark Egan in their capacities as officers, directors, or both of the Debtor with respect to acts or omissions in such capacities.
18.
DIP Financing Order means collectively: (a) the Agreed Final Order entered by the Bankruptcy Court on July 24, 2002 (I) Authorizing Debtors in Possession (A) to Obtain Post-Petition Financing Pursuant to Sections 105, 361, 362, and 364 of the Bankruptcy Code and (B) Limited Use of Cash Collateral Pursuant to Section 363(c)(2) of the Bankruptcy Code and (II) Providing Adequate Protection and Granting Liens, Security Interests and Superpriority Claims (as amended or supplemented from time to time); and (b) the Stipulation and Order Regarding Post-Petition Financing and Continued Use of Cash Collateral entered by the Bankruptcy Court on April 30, 2003 (as amended and supplemented from time to time).

19.
Disallowed (and derivative forms thereof including "Disallow," "Disallowing," and "Disallowance," as appropriate) means, with respect to any Claim, except as otherwise provided herein a Claim that is not an Allowed Claim, including without limitation: (a) a Claim that has been scheduled by the Debtor in its Schedules as disputed, contingent or unliquidated, and as to which no proof of claim has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code; (b) a claim as to which the Debtor or other party in interest have filed an objection and for which no contrary proof of claim has been timely filed; (c) a Claim set forth in a proof of claim filed with the Bankruptcy Court (or its designee) which is the subject of any pending objection by the Debtor or other party in interest; (d) a Claim that has been disallowed by an order of the Bankruptcy Court; (e) a Claim that is disallowed or withdrawn: (i) in any stipulation with the Trust of amount and nature of Claim executed prior to the Confirmation Date and approved by the Bankruptcy Court; (ii) in any stipulation with the Trust of amount and nature of Claim executed on or after the Confirmation Date and, to the extent necessary, approved by the Bankruptcy Court; or (iii) in any contract, instrument, other agreement entered into or assumed in connection with the Plan; or (f) a Claim that is disallowed pursuant to the terms of the Plan.

2 0.
Disputed means any Claim or portion thereof: (a) listed on the Schedules as unliquidated, disputed or contingent; or (b) as to which the Debtor or any other party in interest have interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules or is otherwise disputed by the Debtor in accordance with applicable law, which objection, request for estimation or dispute has not been withdrawn or determined by a Final Order.

21.	Distribution Date means the date five business days after the Effective Date.
22.
Effective Date means the 11th day after the Confirmation Date on which: (a) no stay of the Confirmation Order is in effect, and (b) all conditions specified in Article XII of the Plan have been satisfied or waived by the Debtor, the Pre-Petition Secured Lenders, and the Committee.

23.
Equity Interests means any and all interests in and to a corporation or other business entity that is not a Claim or, if a Claim is only a Claim defined in Section 510(b) of the Bankruptcy Code arising from interests in the Debtor.

24.	Estate means the chapter 11 estate of the Debtor, created by § 541 of the Bankruptcy Code.
25.
Explicit Rights Library means rights that Directrix owns in approximately 800 pre Spice-Playboy merger movies that were transferred to it as part of the Spice-Playboy merger, and Directrix' rights to post Spice-Playboy merger movies that are referred to in the Playboy Litigation.

26.	Final Order means, as to any court, administrative agency or other tribunal, an order or judgment (or any revision, modification or amendment thereto) of such tribunal as entered on its docket the operation or effect of which has not been stayed, reversed, or amended, as to which the time to appeal, petition for certiorari or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for a new trial, reargument or rehearing is pending or, if an appeal, petition for certiorari, or other proceeding for a new trial, reargument or rehearing has been timely filed or taken, the order or judgment of the tribunal has been affirmed (or such appeal or petition has been dismissed as moot) by the highest court (or other tribunal having appellate jurisdiction over the order or judgment) to which the order was appealed or the petition for certiorari or motion for a new trial, reargument or rehearing has been denied, and the time to take any further appeal or to seek further certiorari or move for a new trial, reargument or rehearing has expired.

27.	General Unsecured Claim means any claim that is not an Administrative Claim, a Priority Claim, or a Secured Claim.
28
General Unsecured Claim Share means, (a) 37.5% of the new common stock of the Reorganized Debtor that is a Trust Asset; and (b) after payment by the Trust of the Post-Petition Lender's Share, 37.5% of the remaining proceeds of the Trust Assets (not to exceed 100% payment to the holders of Allowed General Unsecured Claims).

29.
Litigation Assets means all Causes of Action and litigation rights owned by the Debtor including but not limited to all Avoidance Actions and all tort litigation which have been or could be asserted by the Debtor or the Estate, together with all of the Debtor's interests and all causes of action in all litigation claims which have been or could have been asserted by the Debtor, but expressly excluding any interest in the Playboy Litigation.

30.	Logix means Logix Development Corporation
31.
Logix Case means Case No. BC 250732 in the Superior Court of the State of California for the County of Los Angeles entitled LOGIX DEVELOPMENT CORPORATION, a California corporation; D. KEITH HOWINGTON, an individual and ANNE HOWINGTON, an individual v. EMERALD MEDIA, INC., SPICE ENTERTAINMENT, INC., DIRECTRIX, INC., NEW FRONTIER MEDIA, INC., COLORADO SATELLITE BROADCASTING, INC., J. ROGER FAHERTY, as an individual, DONALD J. McDONALD JR., an individual, JUDY SAVAR, an individual and DOES 1 through 50.

32.
NJ Equipment means the assets sold pursuant to order of the Bankruptcy Court at 230 Pegasus Avenue, Northvale, NJ 07647. Harris D. Leinwand is holding the net proceeds of sale in an interest bearing account containing $67,600.86, as of October 24, 2003 after outstanding checks clear and before recent interest.

33.	New Frontier Media means the publicly owned company that trades on NASDAQ under the symbol NOOF.
34.	NOOF Stock means the 94,137 shares of stock that Directrix holds in New Frontier Media, which had a value of $441,973.22 as of 10/17/03.
35.	Petition Date means May 31, 2002, the date on which the Debtor filed its voluntary petition for relief commencing the Chapter 11 Case.
36.	Plan means this Plan of Reorganization in the present form or as it may be amended or supplemented.
37.
Plan Documents means those documents to be executed at or in connection with the Effective Date of the Plan (which shall be subject to the reasonable approval of the Pre-Petition Secured Lenders and the Committee) and which shall include, without limitation, all conveyance documents referenced in the Plan, and any and all releasees referenced in the Plan. The Plan Documents shall be filed at or before the Confirmation Hearing and shall be approved by the Bankruptcy Court in the Confirmation Order or in ancillary orders in aid of confirmation.

38.	Playboy Litigation means the litigation against Playboy presently pending in adversary proceedings number 02/8082A in the Chapter 11 Case.
39.	Post-Petition Lenders means the Lenders listed upon the annexed Exhibit B.
40.
Post-Petition Lenders' Share means, other than the new common stock of the Reorganized Debtor, the first proceeds from the Trust after payment of any expenses of the Trust, upon receipt by the Trust of the proceeds of the Playboy Litigation, in an amount sufficient to pay in full the Post-Petition Promissory Note.

41.
Post-Petition Promissory Note means a promissory note to be issued to the Post-Petition Lenders for all amounts owed under the DIP Financing Order (including without limitation the "Success Fee" and the portion of the "Success Fee," if any, due to the holders of Allowed General Unsecured Claims). The Post-Petition Promissory Note shall be secured by all assets of the Trust, other than the new common stock of the Reorganized Debtor.

42.	Pre-Petition Secured Lenders means the Lenders listed upon the annexed Exhibit C.
43.	Pre-Petition Secured Lenders' Share means 50% of the new common stock of the Reorganized Debtor, the proceeds of the NJ Equipment except for the amount needed to pay Professional Fees and, after payment by the Trust of the Post-Petition Lenders' Share, 62.5% of the remaining proceeds of the Trust Assets (not to exceed payment of 100% of the Allowed Claims of the Pre-Petition Secured Lenders).
44.
Priority Non-Tax Claim means any Claim of the kind specified in section 507(a) of the Bankruptcy Code, but expressly excluding any Claim of the kind specified in section 507(a)(8) of the Bankruptcy Code.

45.	Priority Tax Claim means any Claim of a governmental unit entitled to priority of the kind specified in section 507(a)(8) of the Bankruptcy Code.
46.
Pro Rata means, with respect to distributions within a Class, that measure determined by using the amount of the Allowed Claim of each holder in such class as the numerator and the total amount of all Allowed Claims within such Class as the denominator. In appropriate instances permitted by the Bankruptcy Court, such numerator or denominator may instead utilize estimated amounts determined by the Bankruptcy Court.

47.
Professional Fees means a claim of a professional retained in the Chapter 11 Case pursuant to §§327 and 1103 of the Bankruptcy Code or otherwise, for compensation or reimbursement of costs and expenses as, when and to the extent approved by a Final Order, pursuant to §§330, 331, 503(b) or 1103 of the Bankruptcy Code.

48.
Professionals means those Persons (i) employed pursuant to an order of the Bankruptcy Court in accordance with Section 327 or 1103 of the Bankruptcy Code and to be compensated for services pursuant to Sections 327, 328, 329, 330 and 331 of the Bankruptcy Code, or (ii) for which compensation and reimbursement is allowed by the Bankruptcy Court pursuant to Section 503(b)(4) of the Bankruptcy Code.

49.	Reorganized Debtor means the Debtor from and after giving effect to the Plan on the Effective Date.
50.	Reorganized Debtor's Assets means SXTV, Rights in the EMI Library, and other trademark rights, $5,000 in working capital for operations and tax loss carry forwards.

51.
Rights in EMI Library means the Debtor's rights, if any, to certain licensing rights, if any, of Emerald Media Inc. ("EMI"), the Debtor's largest customer. Prior to the Petition Date, EMI licensed certain broadcast rights to approximately 3,000 to 4,000 movies from various licensors. During 2001, as partial payment to the Debtor for the outstanding indebtedness EMI owed to the Debtor, EMI assigned to Directrix its broadcast rights in these movies. The validity and scope of EMI's broadcast rights to these movies, if any, are unknown. Accordingly, the value of these rights, if any, to the Debtor's estate, if any, is also unknown.

52.	Scheduled means with respect to any Claim or Interest, the status of such Claim or Interest as set forth in the Schedules.
53.
Schedules means the schedules of assets and liabilities, schedules of executory contracts, and the statement of financial affairs of the Debtor filed pursuant to section 521 of the Bankruptcy Code, the Official Bankruptcy Forms and Bankruptcy Rule 1007, as they may be amended and supplemented from time to time in accordance with Bankruptcy Rule 1009.

54.
Secured Claim means (i) a Claim that is secured by a lien on property in which the estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, or that is subject to a right of setoff under section 553(a) of the Bankruptcy Code, to the extent of the value of the Claim holder's interest in the estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code, or (ii) a Claim Allowed under the Plan as a Secured Claim.

55.	SXTV means the registered mark that Directrix owns that was used as the name of a C-Band network.
56.	Trust means the trust established pursuant to this Plan.
57.	Trust Assets means the following Estate property which shall vest in the Trust on the Effective Date, free and clear of all liens and Claims:
(i)	Accounts Receivable
(ii)	Playboy Litigation and any Litigation Assets
(iii)	NOOF Stock
(iv)	Cash
(v)	Explicit Rights
(vi)	Additional New Jersey Equipment
(vii)	50% of the new common stock of the Reorganized Debtor

58.	Trust Board means a three member Board of Directors that governs the Trust and is comprised of the following: (a) One representative to be selected by the Committee; (b) One representative to be selected by the Pre-Petition Secured Lenders; and (c) The Chairman of the Board of the Reorganized Debtor.
59.	Trustee means the Trustee, and any successor trustee, of the Trust who shall be mutually acceptable to the Committee and the Pre-Petition Secured Lenders, and shall be selected on or before the Confirmation Date.

ARTICLE II

TREATMENT OF ALLOWED ADMINISTRATIVE CLAIMS AND ALLOWED PRIORITY TAX CLAIMS

Section 2.01. Unclassified Claims. As provided in Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified for the purposes of voting on, or receiving distributions under, this Plan. All such Claims are instead treated separately in accordance with the terms set forth in this Article II.

Section 2.02. Claims of Post-Petition Lenders. The Post-Petition Lenders shall receive the Post-Petition Lenders' Share.

Section 2.03. Administrative Claims.

1.
General. Subject to the Administrative Claims Bar Date provisions herein, except as otherwise agreed to by the Debtor and the holder of an Allowed Administrative Claim, each such holder shall be paid in full in Cash on the later of: (i) as soon as practicable after the date such Allowed Administrative Claim becomes due in accordance with its terms or by Final Order of the Bankruptcy Court, and (ii) the Effective Date.

2.	Administrative Claims Bar Date. The Confirmation Order will establish the Administrative Claims Bar Date for the filing of all Administrative Claims (not including Professional Fees Claims, United States Trustee fees or the expenses of the members of the Committee), which date shall be thirty (30) days after the Confirmation Date. Holders of asserted Administrative Claims, other than Professional Fee Claims, United States Trustee fees, or the expenses of the members of the Committee, not paid prior to the Confirmation Date must submit proofs of Administrative Claim on or before such Administrative Claims Bar Date. Failure to file a proof of Administrative Claim on or before the Administrative Claims Bar Date shall cause such Administrative Claim to be disallowed and considered null and void and such creditors shall have no further Administrative Claim against, and will be forever barred from asserting such Administrative Claim against, the Debtor, its Estate, the Reorganized Debtor or the Trust or their respective properties or agents, successors, or assigns, and such Administrative Claim will be deemed discharged. The notice of the Confirmation Order to be delivered pursuant to Bankruptcy Rule 3020(c) and 2002(f) will set forth the Administrative Claims Bar Date and constitute notice of such date.

3.
Professional Compensation and Expense Reimbursement Claims. All entities seeking an award by the Bankruptcy Court of Professional Fees, in accordance with Section 330 or 331 of the Bankruptcy Code or entitled to the priorities established pursuant to Section 503(b) of the Bankruptcy Code, including compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date, shall file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Confirmation Date within thirty (30) days after the Confirmation Date. Except as otherwise provided in this Plan, all fees and expenses of Professionals for services rendered after the Confirmation Date in connection with the Bankruptcy Case and the Plan including, without limitation, those relating to the occurrence of the Effective Date shall be paid by the Trust, as the case may be upon receipt of reasonably detailed invoices therefore in such amounts and on such terms agreed to by the parties, without the need for further Bankruptcy Court authorization or entry of a Final Order.

4.	U.S. Trustee's Fees. The United States Trustee's quarterly fees shall be paid in full without prior approval pursuant to 11 U.S.C. § 1930 on or before the Effective Date. All fees payable pursuant to 28 U.S.C. § 1930 will be paid by the Trust in accordance therewith until the closing of its Bankruptcy Case pursuant to Section 350(a) of the Bankruptcy Code.

Section 2.04. Priority Tax Claims.

At the sole election of the Debtor, each holder of an Allowed Priority Tax Claim shall be paid either (i) upon such terms as may be agreed to between the Debtor and such holder of an Allowed Priority Tax Claim, or (ii) in deferred Cash payments commencing on the Effective Date and continuing over a period not to exceed six (6) years from the date of assessment of such Allowed Priority Tax Claim, having a value, as of the Effective Date of the Plan, equal to the amount of such Allowed Priority Tax Claim.

Payments shall bear interest at the rate fixed by 26 U.S.C. §§6601 and 6621 on the unpaid portion of the claims to pay the holders of Priority Tax Claims, the value, as of the Effective Date of the Plan, equal to the allowed amount of such claims except New York State Tax Claims shall bear interest at 7% per year or the then current state statutory rate. Payments to the holders of Priority Tax Claims shall be applied to the earliest assessments first to enable the Debtor to avail itself of the provisions of 11 U.S.C. §1129(a)(9)(C).   All payments pursuant to the Plan will be applied so as to reduce the obligations under which the Debtor acted as a fiduciary collector of taxes, rather than as a primary obligor, except New York State Tax Claims shall be paid in the order the tax accrued.

The holder of an Allowed Priority Tax Claim will not be entitled to receive any payment on account of any penalty arising with respect to or in conjunction with such Allowed Priority Tax Claim. Any such penalty Claim will be Disallowed as priority claims but may be allowed as a Class 4 general unsecured claim.

A Priority Tax Claim consists of any Claim of a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code. These unsecured Claims are given a statutory priority in right of payment. Except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtor prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim will receive, to the extent sufficient funds are available after payment of Allowed Administrative Professional Fee Claims, Allowed Administrative Claims, payment of non tax priority claims and payment of the Post-Petition Promissory Note, Cash in an amount equal to such Allowed Priority Tax Claim, upon initial distribution from the Trust and in any event 1/12 of the Priority Tax Claims shall be paid within six months of the Effective Date or as soon thereafter as is practicable. Priority tax claims, it is estimated will be owed approximately $450,000.

All payments shall bear interest at the rate fixed by 26 U.S.C. §§6601 and 6621 on the unpaid portion of the claims to pay priority tax creditors, except that claims of the New York State Tax Department shall be paid at the then current state statutory rate. All such claims shall be paid the value, as of the Effective Date of the Plan, equal to the allowed amount of such claims. Payments to priority tax creditors shall be applied to the earliest assessments first to enable the Debtor to avail itself of the provisions of 11 U.S.C. §1129(a)(9)(C). In line with the decision of the United States Supreme Court in U.S. v. Energy Resources, Inc. 110 Sup. Ct. 2175 (1990), the payments shall be applied first to the Trust Fund portion of said claim except as otherwise herein provided. All payments pursuant to the Plan will be applied so as to reduce the obligations under which the Debtor acted as a fiduciary collector of taxes, rather than as a primary obligor. This relates, for example, to the ability of the Internal Revenue Service to make an assessment against the principals or other responsible persons of the Debtor under 26 U.S.C. §6672. This is necessary in light of the extremely substantial contribution of Roger Faherty, the Debtor's sole employee and officer, towards the success of the Reorganized Debtor. If the Debtor did not have the services of Roger Faherty, the Plan in all likelihood would not be fulfilled, and while Mr. Faherty is not drawing a salary and has not since the filing, he may be unwilling to continue provide services unless he has assumed that the Trust Fund portion of the Tax Claims is paid first. Therefore, the Bankruptcy Court should exercise its equitable power and jurisdiction granted to it by the Supreme Court under U.S. v. Energy Resources, Inc. 110 Sup. Ct. 2175 (1990) and permit the application of the Debtor's payments under the Plan as voluntary payments, first to the trust fund portion of taxes. The amounts of such potential assessments will be reduced directly by the payments made pursuant to the Plan. The Debtor estimates priority tax claims will total approximately $450,000.

ARTICLE III

CLAIMS AND CLASSES OF CLAIMS

Claims, other than Administrative Claims and Priority Tax Claims, shall be classified for all purposes, including voting on, confirmation of, and distribution pursuant to the Plan, as set forth in this Article.

A Claim is classified in a particular Class for receiving distributions pursuant to the Plan only to the extent that the Claim is an Allowed Claim in that Class and such Claim has not been paid, released or otherwise settled prior to the Effective Date.

The following Classes of Claims and Interests are designated pursuant to and in accordance with §1123(a)(1) of the Bankruptcy Code:

The following Classes of Claims shall apply in the Plan:

A.             Class 1. Class 1 consists of all Allowed Priority Non-Tax Claims.

B.             Class 2. Class 2 refers to the Allowed Secured Claims of the Pre-Petition  Secured Lenders.

C.             Class 3. Class 3 refers to any Allowed Secured Claims other than the Secured  Claims of the Pre-Petition Secured Lenders.

D.             Class 4. Class 4 consists of all Allowed General Unsecured Claims.

E.             Class 5. Class 5 consists of all Equity Interests in and to the Debtor in effect at the time of giving effect to the Plan on the Effective Date (whether expressed as preferred stock, common stock, options, warrants, script, or any other form or indicia of ownership).

ARTICLE IV

DESIGNATION OF IMPAIRED CLASSES ACCEPTANCE AND REJECTION OF

PLAN

Section 4.01.  Classes 1 and 3 are not impaired. Classes 2, 4 and 5 are impaired.

Section 4.02.  Classes 1 and 3 are not entitled to vote to accept or reject this plan. By operation of law, each unimpaired class of Claims or Equity Interests is deemed to have accepted this Plan and therefore not entitled to vote. Classes 2 and 4 are entitled to vote on the Plan. Holders of Class 5 Interests are impaired under the Plan and deemed to have rejected it under applicable law, without the need or opportunity to vote. By operation of law, impaired Classes that do not receive any interest or properties under the Plan are deemed to have rejected this Plan.

ARTICLE V
TREATMENT OF CLASSES UNDER THE PLAN

The following Classes shall receive and retain under the Plan only the treatment expressly stated below or elsewhere in the Plan:

Section 5.01.  Class 1. The holders of Allowed Priority Non-Tax Claims shall be paid in full on the Effective Date or as may otherwise be agreed between the Trust and any holder of an Allowed Priority Non-Tax Claim.

Section 5.02. Class 2. The Pre-Petition Secured Lenders shall receive the Pre-Petition Secured Lenders' Share.

Section 5.03. Class 3. At the option of the Trust, a holder of an Allowed Secured Claim other than the Pre-Petition Secured Lenders shall receive one of the following: (i) cash in an amount equal to such Allowed Secured Claim, including any interest thereon required to be paid pursuant to Section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Secured Claim becomes an Allowed Secured Claim, or as soon thereafter as is practicable, (ii) return of the collateral securing its Allowed Secured Claim, in full and complete satisfaction thereof on the later of the Effective Date and the date such Secured Claim becomes an Allowed Secured Claim, or as soon thereafter as is practicable, or (iii) reinstatement of the debt constituting the Allowed Secured Claim in accordance with Section 1124(2) of the Bankruptcy Code, thereby rendering such Claim unimpaired.

Section 5.04. Class 4. The holders of Allowed General Unsecured Claims shall receive the General Unsecured Claim Share; and amounts, if any, due to the holders of Allowed General Unsecured Claims under the Post-Petition Promissory Note.

Section 5.05. Class 5.

A.           When and if all Class 4 Allowed General Unsecured Claims are paid in full with interest as specified herein, then any remaining assets otherwise distributable to Class 4 shall be applied, Pro Rata to the holders of the Allowed Class 5 Equity Interests determined on the Effective Date.

B.            In determining when and if all Allowed Class 4 Claims have been paid in full, such Claims shall be presumed for such limited purposes to bear post-Effective Date interest at the contractual, non-default rate applicable in any written pre-petition agreement with such holder or, in the absence of such pre-petition agreement or if any such pre-petition agreement is inapplicable, then with interest at the greater of (x) the federal judgment rate in effect as of the Effective Date, fixed at such rate and not floating thereafter, and (y) the rate of five percent (5%) per annum (or such other interest rate as may be determined by the Bankruptcy Court at the Confirmation Hearing); provided, except to the extent of available proceeds and for the purpose of determining payment in full of Class 4, the Debtor and, to the extent applicable, the Trust, shall not otherwise be obligated to pay post-Petition Date interest or post-Effective Date interest on Class 4 Claims, inasmuch as this paragraph is included solely for purposes of determining when and if Class 4 Claims are paid in full. In further determining when and if the Allowed Class 4 General Unsecured Claims have been paid in full, the Trust shall record as a credit toward payment of such Claims all payments and distributions, respectively made by the other to the holders of the Allowed Class 4 Claims. Because the value of the Debtor's Assets is less then the total value of its debts and liabilities, it is not anticipated that the holders of Allowed Equity Interests in Class 5 will receive any distributions or retain any interest on account of such Equity Interests. The Debtor will request that the Bankruptcy Court make a finding that the Equity Interests have no value.

On the Effective Date, the common stock certificates and other instruments evidencing Equity Interests in the Debtor shall be deemed canceled without further act or action under any applicable agreement, law, regulation, order or rule, and the Equity Interests in the Debtor evidenced thereby shall be extinguished. In the unlikely event that all classes of Claims senior in priority to the Equity Interests in Class 5 are paid in full, the holders of such Equity Interests will receive a Distribution to be calculated on a Pro Rata basis for such Equity Interests, notwithstanding that such Equity Interest are canceled under this Plan.

ARTICLE VI

MEANS FOR IMPLEMENTATION OF THE PLAN

Section 6.01. Management.

A.    J. Roger Faherty will serve as Chairman and President of Reorganized Debtor and shall not receive a salary for at least six months.

Section 6.02. Revesting the Property. Except as otherwise provided in this Plan, as of the Effective Date, all property of the Estate of the Debtor, including, but not limited to, Rights in EMI Library, SXTV and $5,000, and any property acquired by the Debtor or Reorganized Debtor under the Plan, will vest in the Reorganized Debtor free and clear of all Claims, liens, charges and other encumbrances. The Debtor will retain approximately $5,000 in working capital for operations and so it can pay statutory filing fees such as corporate franchise fees necessary to maintain its existence.

Section 6.03. Preservation of Rights of Action. Except as otherwise provided in the Plan, in the Confirmation Order, or any documents entered into pursuant to the Plan, in accordance with Section 1123(b) of the Bankruptcy Code, the Trust will retain and may enforce and pursue any Causes of Action that the Debtor or Estate may hold against any entity.

ARTICLE VII

TRUST

Section 7.01. Establishment of Trust; Powers of Trustee. On the Effective Date, the Trust shall be established for the benefit of the holders of Allowed General Unsecured Claims, Allowed Secured Claims of the Pre-Petition Secured Lenders, and Claims of Post-Petition Lenders and become effective without further documentation or Bankruptcy Court order.

Section 7.02. Transfer of Property. On the Effective Date, the Trust Assets, without any further act or deed of the Trustee or the Bankruptcy Court, shall be transferred from the Debtor to the Trust, free and clear of all liens, Claims and interests, except the security interest on Trust Assets (other than the new common stock of the Reorganized Debtor) securing the Post-Petition Promissory Note and Professional Fees, and shall become the corpus of the Trust. On the Effective Date, the Debtor shall execute and deliver such instruments and other documents as are necessary, appropriate or deemed to be advisable by the Trustee, to transfer title to the Trust Assets to the Trust.

Section 7.03. Liquidation of the Trust Assets. Other than with respect to the new common stock of the Reorganized Debtor, the Trustee shall be responsible for liquidating and reducing to cash the Trust Assets and making distributions of cash and stock, as applicable in accordance with the Plan, to the holders of (i) Claims of the Post-Petition Lenders, (ii) Professional Fees, (iii) Allowed Secured Claims of the Pre-Petition Secured Lenders and (iv) Allowed General Unsecured Creditors' Claims, in accordance with the Plan. Without limiting the foregoing, other than with respect to the new common stock of the Reorganized Debtor, the Trustee shall have the authority to convert to cash any Trust Assets that are not cash. The Trustee also shall have the authority to invest the cash held by the Trustee in Cash Equivalents or short term obligations of the United States of America having maturities consistent with the Trustee's obligation to make distributions as and at times required by this Plan.

Section 7.04. Authority.

A.           The Trustee shall have the right and power to enter into agreements binding upon the Trustee and on the Trust and to execute, acknowledge and deliver any and all instruments which are necessary, required or deemed advisable by the Trustee, in each case, in connection with the performance of its duties under this Plan. Subject to the provisions of the Plan, the Trustee shall have the power to settle any Cause of Action or any objection, set off or counterclaim which the Trust may hold to a Claim asserted against the Debtor.

B.           On and after the Effective Date, the Trust, may undertake, pursue, and operate the business of prosecuting, liquidating and collecting on the Trust Assets. The Trust may use, acquire or dispose of its properties, without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order, but subject to the conditions provided herein related to the supervision by the Trust Board.

C.           Subject to the conditions provided herein related to the supervision of the Trustee by the Trust Board, the Trustee shall have all necessary and appropriate powers to perform his, her, or its duties and responsibilities, including the power to (i) invest funds in Cash Equivalents; (ii) make distributions; (iii) pay taxes and other obligations owed by the Trust or incurred by the Trustee; (iv) engage and compensate from the Trust Assets, other than the new common stock of the Reorganized Debtor, consultants, agents, employees, and professional persons to assist the Trustee with respect to the Trustee's responsibilities, and compensate himself and members of the Trust Board in accordance with the terms of the Plan; (v) retain and compensate from the Trust Assets, other than the new common stock of the Reorganized Debtor, the services of experienced auctioneers, brokers, and/or marketing agents to assist and/or advise in the sale or other disposition of the Trust Assets, other than the new common stock of the Reorganized Debtor; (vi) administer and dispose of the Trust Assets other than the new common stock of the Reorganized Debtor; (vii) compromise and settle Claims and Causes of Action subject to the provisions of this Plan; (viii) act on behalf of the Debtors and the Estate in all adversary proceedings and contested matters (including, without limitation, the Playboy Litigation and the Avoidance Actions) pending in or to be filed in the Bankruptcy Court and in all actions and proceedings pending elsewhere; (ix) commence and/or pursue any and all actions involving Trust Assets that could arise or be asserted at any time, unless otherwise waived or relinquished in this Plan; (x) utilize Trust Assets, other than the new common stock of the Reorganized Debtor, to purchase appropriate insurance to insure the acts and omissions of the Trustee and the Trust Board; and (xi) file all necessary tax returns on behalf of the Trust, as well as such other powers as may be vested in or assumed by the Trustee pursuant to the Plan, the Agreement, orders of the Bankruptcy Court, or as may be necessary and proper to carry out the provisions of the Plan. The Trustee shall exercise all of such foregoing powers in accordance with the provisions of the Plan.

Section 7.05. Employment of Professionals. The Trust may employ counsel, accountants, or other professionals as the Trustee deems appropriate and pay such professionals reasonable fees and expenses. Neither the Trust, Trust Board, nor the Trustee shall be liable for any loss to assets or property held by the Trust pursuant to the Plan by reason of any mistake or default of any such counsel, accountants or other professionals, so long as they are selected and retained in good faith and without gross negligence. Any professional employed by the Trust shall have and maintain appropriate malpractice insurance.

Section 7.06. Distributions by the Trust. Upon liquidation of the Playboy Litigation, the Trust shall distribute all proceeds of the Trust as provided for in this Plan. The new common stock of the Reorganized Debtor shall be distributed on or as soon as practicable after the Effective Date.

Section 7.07. Termination of Trustee's Responsibilities. Upon liquidation of all Trust Assets, payment of all fees, expenses and taxes of the Trust, and final distribution of the Post-Petition Lenders' Share, Pre-Petition Secured Lenders' Share, and General Unsecured Claims Share as specified in this Plan, the Trust and the responsibilities of the Trustee thereunder shall terminate. Upon such termination, the Trustee and the Trust Board shall be forever discharged of, and released from, all powers, duties and responsibilities under the Trust and the Plan. The term of the Trust shall be six years, unless an extension of this term is granted by the Bankruptcy Court. Provided, however, under no circumstances shall the term of the Trust exceed the tenth anniversary of the Effective Date.

Section 7.08. Taxpayer Identification Numbers. The Trustee, to the extent the Trustee deems it necessary to fulfill any obligation of the Trust to any taxing authority, may require persons who are to receive distributions under the Plan to provide appropriate taxpayer identification numbers before making a payment to any such person. If a person shall fail to provide the Trustee with any requested tax-payer identification information within 180 days of such written request, such failure shall be deemed a waiver of all claims against the Debtor by such person (including the right to any payment from the Trust), and the funds that would otherwise have been distributed to said person shall be made available for further distribution Pro Rata to holders of General Unsecured Claims, Pre-Petition Secured Lenders and Post-Petition Lenders, as provided herein.

Section 7.09. The Trustee. On the Effective Date, there shall be appointed a Trustee, who shall serve as the Trustee of the Trust.

A.   No Personal Obligation For Trust Liabilities. Persons or entities dealing with the Trustee, or seeking to assert Claims against the estate or the Trust, shall look only to the Trust Assets to satisfy any liability to such person, and the Trustee shall have no corporate, personal or individual obligation to satisfy any such liability.

B.            Standard of Care. The Trustee shall not be liable (i) for any loss or damages by reason of any action taken or omitted by him or it, except in the case of willful fraud, willful misconduct, bad faith, or gross negligence, or (ii) for any act or omission made in reliance upon advice given to the Trustee by his or its professionals.

C.            Reliance on Documents or Advice of Counsel. Except as otherwise provided herein, the Trustee and the Trust shall rely and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent or other document believed by the Trustee to be genuine and to have been signed by the proper party or parties. The Trust may engage and consult with legal counsel and shall not be liable for any action takenor omitted in reliance upon the advice of such counsel. In any event, the Trustee and the Trust may rely on any Final Order of the Bankruptcy Court.

D.            Bond and Insurance Requirements; Exercise of Powers. The Trustee shall arrange to obtain an appropriate bond. The expense of such bond shall be paid from the Trust Assets. Except as specifically required by this Plan, in respect of the exercise of any power conferred upon the Trustee or in its management of the Trust Assets, or in its disposition of any assets thereof, the Trustee shall not be required to procure authorization by any court.

E.            Compensation, Reimbursement and Indemnification of Trustee. The Trustee shall receive reasonable compensation for services rendered. The Trustee shall also be reimbursed for all out-of-pocket expenses reasonably and necessarily incurred in the performance of Trust duties. In addition, the Trustee shall be indemnified from the assets and properties held by the Trust to the fullest extent permitted by law against any liability, damage or expenses arising out of, or resulting from, any act taken or omitted by such Trustee, so long as such liability, damageor expense does not result from willful fraud, willful misconduct, bad faith or gross negligence. All compensation, reimbursement and indemnification of the Trustee shall be paid from the Trust Assets, other than the new common stock of the Reorganized Debtor.

F.            Removal, Resignation or Replacement. If the Trustee is removed, resigns, or otherwise ceases to serve as Trustee, a successor Trustee shall be designated by the unanimousvote of the Trust Board. In the event the Trust Board is unable to agree upon a successor trustee, the Bankruptcy Court may designate a successor Trustee consistent within the intent of this Plan. Any successor Trustee shall have the same rights, powers, duties and discretion, and otherwise shall be in the same position, as the originally named Trustee. A Trustee may be removed involuntarily only for cause by an order of the Bankruptcy Court.

Section 7.10. Funding of the Trust. All Trust Assets, other than the Playboy Litigation proceeds and the new common stock of the Reorganized Debtor, shall be liquidated to fund the Playboy Litigation. The Postpetition Lenders will fund the Trust to the extent additional monies are required to fund the Playboy Litigation; provided, however, that in no event shall the Postpetition Lenders be required to provide funds in excess of the Budget attached to this Plan as Exhibit "A".

Section 7.11. Books and Records. Upon termination of the Trust, the Trustee may, without further order of the Bankruptcy Court, but subject to any applicable non-bankruptcy law relating to the retention of books and records, destroy any books and records that the Trustee determines are no longer necessary for the implementation of the Plan.

Section 7.12. Exculpation. The Trustee, the Trust, the Trust Board, and their employees, attorneys, accountants, consultants or agents, shall (i) not have or incur any liability to any person or entity for any act or omission in connection with, or arising out of, the administration of this Plan or the property to be distributed under this Plan, except if such act or omission is determined by a Final Order to reflect bad faith or to constitute willful misconduct or gross negligence, (ii) be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under this Plan, and (iii) be fully protected in acting, or in refraining from acting, in accordance with such advice; provided, however, nothing contained herein shall relieve the Trust from its duties and responsibilities to make the payments required under this Plan.

Section 7.13. Trust Governance. On the Effective Date, the Trust Board shall be constituted to oversee the activities of the Trustee and the Trust. At least two (2) Trust Board members must be present to constitute a quorum to conduct Trust Board business. No Trust Board business may be conducted absent a quorum. Meetings may be held in person, telephonically or electronically, as determined by the Trust Board. The Trust Board shall elect a chairperson who shall be charged with responsibility of scheduling, presiding over, arranging for minutes to be kept, and overseeing administration of all Trust Board matters. The Trust Board actions may be approved only by a majority of voting members. The Trust Board shall conduct meetings as necessary. Playboy has questioned the propriety of J. Roger Faherty being on the Trust Board and perhaps having control of the Trust. Playboy argues that J. Roger Faherty's interests may diverge from the interests of the other creditors of the Debtor. The Trustee shall obtain the approval of the Trust Board prior to taking any action regarding the following matters:

(1)	Commencement, prosecution and/or settlement of any Cause of Action by the Trust wherein the amount in controversy exceeds $5,000.00;
(2)	All Claims or Causes of Action asserted by or against the Trust, including Claims objections or other matters, wherein the amount in controversy exceeds $5,000.00;
(3)	Any sale or other disposition of the Trust Assets, other than the new common stock of the Reorganized Debtor;
(4)	Engaging consultants, agents, employees, and all professional persons to assist the Trustee with respect to the Trustee's responsibilities;
(5)	All distributions to creditors or other payments made pursuant to the terms of the Plan, and/or establishment of any reserves for payment of expenses of the Trust; and
(6)	Notwithstanding anything to the contrary contained herein, all other matters as may be specified by the Trust Board.

Section 7.14.  Tax Treatment of Contested Claims Reserves. Unless the Trustee determines, in his, her, or its reasonable discretion, that such treatment is not appropriate, pursuant to Section 468B(g) of the Tax Code, each reserve established pursuant to the Plan shall be treated as a trust, separate and distinct from the Trust and all other reserves, which is subject to taxation under Section 641 of the Tax Code for each calendar year during which such reserve is maintained. Any federal, state or local income tax required to be paid with respect to the taxable income of any reserve, shall be paid exclusively out of the cash credited to such reserve.

Section 7.15. Allocation of Trust Income or Loss. Unless the Trustee determines in his, her, or its reasonable discretion that such assumptions are not appropriate, the Trustee shall assume that (i) the adjusted basis of each asset held by the Trust equals the initial basis (fair market value) of such asset on the Effective Date, subject to any adjustments to such initial basis required to be made under the tax code to reflect allowable depreciation, amortization or depletion deductions; and (ii) the calendar year is the taxable year of each record holder of vested beneficial interests in the Trust. On the basis of such assumptions, (i) the Trustee shall compute the gross income and net income or loss of the Trust for each taxable year; (ii) the Trustee shall assume that such gross income and net income or loss is recognized for tax purposes by the Trust beneficiaries based on their period of ownership of vested beneficial interests in the Trust during the calendar year; and (iii) the Trustee shall provide each Trust beneficiary receiving an allocation of income or loss, and shall file with the appropriate taxing authorities, a K-1 or other income tax return or report containing sufficient data to enable the holder to complete his income tax return(s).

(a)   Allocation on Change in Beneficial Interests. If, during a calendar year, the ownership of beneficial interests in Trust changes, the assets and income or loss for the entire calendar year shall be prorated and allocated among Trust beneficiary therein.

(b)   Delivery of Statements to Trust Beneficiary of Record. To the extent required by law, written statements or notices reflecting a Trust beneficiary's share of the income or loss, if any, of the Trust shall be delivered by the Trustee to the Trust beneficiary. The Trustee shall have no obligation to deliver any such statements to a transferee of a Trust beneficiary unless, thirty (30) days prior to the date on which the statement is required to be delivered, a written request executed by the Trust beneficiary of record and the transferee is received by the Trustee.

Section 7.16. Tax Treatment and Obligation to File Returns. The Trust shall be considered a "grantor" trust, and the Trust beneficiaries shall be treated as the grantors and deemed owners of the Trust. The Trustee shall file tax returns for the Trust as a grantor trust pursuant to Section 1.671-4(a) of the Tax Regulations. All earnings of the Trust, including earnings or income retained in reserve accounts or as reserves, shall be allocated to the Trust beneficiaries on an annual basis, and each Trust beneficiary shall be responsible to report and pay the taxes due on its proportionate share of the Trust's income whether or not amounts are actually distributed by the Trustee to the Trust beneficiaries to pay the tax. As a grantor trust, the Trust shall not have any separate liability for federal income taxes relating to or arising from, the conveyance, preservation or administration of Trust Assets.

However, if it is later determined that a tax liability of the Trust arises, the Trustee shall be responsible for withholding all taxes required by law, and shall timely file all required federal, state or local tax returns, including information reporting returns, and shall promptly pay all taxes determined to be due. If it is determined that any taxes are owed by the Trust, the Trustee may pay from the Trust Assets any such tax liability arising out of the operations of the Trust or ownership of Trust Assets. Subject to approval by the Trust Board, the Trust may establish a reserve sufficient to pay any accrued or potential tax liability arising out of the operations of the Trust or ownership of Trust Assets. Notwithstanding anything herein to the contrary, in calculating and making the payments due to Allowed Claims under the Plan, the Trustee shall be authorized to deduct from such payments any necessary withholding amount.

Section 7.17. Tax Treatment of Vesting of Assets in the Trust. For federal income tax purposes, the vesting of Trust Assets to the Trust will be treated as a vesting in the Trust beneficiaries for all purposes of the Tax Code (e.g., Sections 61(a)(23), 483, 1001, 1012, and 1274) followed by a deemed vesting of the Trust Assets in the Trust.

Section 7.18. Valuation of Trust Assets. The Trustee or Bankruptcy Court, upon motion filed, may value the property vested in the Trust and notify in writing the Trust beneficiaries of such valuations. The Trust Assets shall be valued consistently by the Trustee and the Trust beneficiaries and these valuations will be used for all federal income tax purposes.

ARTICLE VIII

POST-CONFIRMATION MATTERS

Section 8.01. Board of Directors of the Reorganized Debtor. On the Effective Date, the board of directors of Reorganized Debtor shall be comprised of 3 directors. The board of directors of the Reorganized Debtor, from and after the Effective Date and until the next annual election by its equity holders as specified in the articles of incorporation or bylaws of such corporation shall consist of J. Roger Faherty, Mark Egan and Raffi Attar, or such other persons as they may designate.

Section 8.02. Officers of the Reorganized Debtor. The officers of the Reorganized Debtor after giving effect to the Plan shall be J. Roger Faherty or such other persons as they may designate.

Section 8.03. Amendment to the Articles of the Reorganized Debtor. On the Effective Date, the articles of incorporation of the Reorganized Debtor shall be amended to prohibit the issuance of any non-voting equity securities.

Section 8.04. Equity Holders of Reorganized Debtor. The equity holders of the Reorganized Debtor shall be the Pre-Petition Secured Lenders who are listed on Exhibit C, as per their receipt of the Pre-Petition Secured Lenders' Share and the holders of Allowed Class 4 Claims, as per their receipt of the General Unsecured Claim Share.

ARTICLE IX

TREATMENT OF EXECUTORY CONTRACTS, UNEXPIRED LEASES, AND REJECTION CLAIMS

Section 9.01. Assumption or Rejection of Executory Contracts And Unexpired Leases. On the Effective Date, all executory contracts and unexpired leases of the Debtor will be deemed rejected in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code except those executory contracts and unexpired leases that are the subject of a motion to assume or reject pending on the Confirmation Date (which shall thereafter be rejected, assumed, assigned, or otherwise treated in accordance with orders disposing of such motions). Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

Section 9.02.  Claims Based On Rejection Of Executory Contracts Or Unexpired Leases. All proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases pursuant to Section 9.01, if any, must be filed within thirty (30) days after the entry of the Confirmation Order by the Bankruptcy Court. Any Claims arising from the rejection of an executory contract or unexpired lease not filed within such time will be forever barred from assertion against the Debtor, the Estate, or the Trust. All such Claims arising from any executory contract or unexpired lease that is rejected (including any damages resulting from such rejection) and for which a proof of Claim is required to be filed will be, and will be treated as a Class 4 General Unsecured Claim subject to other provisions of the Plan.

ARTICLE X

PROVISIONS GOVERNING DISTRIBUTIONS

Section 10.01.  Distributions For Claims Allowed As Of The Effective Date. Except as otherwise provided in the Plan, or as may be ordered by the Bankruptcy Court, distributions to be made on the Effective Date on account of Claims that are Allowed as of the Effective Date and are entitled to receive distributions under the Plan shall be made on the Distribution Date, or as soon as practicable thereafter. Distributions on account of Claims that become Allowed Claims after the Effective Date shall be made pursuant to the Plan or the order Allowing such Claim.

Section 10.02. Delivery And Distributions And Undeliverable Or Unclaimed Distributions. The Trustee shall serve as distribution agent under the Plan. Distributions to holders of Allowed Claims shall be made at the address of the holder of such Claim as indicated on records of the Debtor.

Section 10.03. Unclaimed Dividends. Any dividends unclaimed after ninety days shall be paid to the Trust pursuant to section §347(b) of the Bankruptcy Code.

Section 10.04. Setoffs. The Debtor and, after the Effective Date, the Trust and/or the Reorganized Debtor, as appropriate, may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim), the claims, rights and Causes of Action of any nature that the Debtor may have held against the holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by such entity or any other entity of any such claims, rights and causes of action against such holder.

Section 10.05. Prosecution Of Objections To Claims.

A.           From and after the Effective Date, the Trust shall retain exclusive authority to file objections, settle, compromise, withdraw or litigate to judgment objections to Claims. From and after the Effective Date, the Trust may settle or compromise any Disputed Claim with approval of the Bankruptcy Court. The Trust shall have no duty to file or prosecute any objection to any Claim if, in the Trust's sole discretion, it determines that the pursuit of such objection is not economically feasible.

B.           If any objection or opposition is made to the allowance of the Claim of and creditor, and such objection or opposition is pending on the date that payments or distributions to creditors are scheduled to be made, then no payment or distribution shall be made to such creditors until an order determining the validity and amount of such Claim is entered and no longer subject to further review or appeal, whereupon the payments and distributions (including interim distributions) to such creditor, shall be made.

Section 10.06. Estimation Of Claims. The Trust may at any time request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtor or the Trust has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Trust may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

ARTICLE XI

PROCEDURES FOR RESOLVING DISPUTED CLAIMS

The provisions of the immediately preceding Article X shall govern the treatment of Disputed Claims (a) if as and when any such Disputed Claim becomes an Allowed Claim by Final Order and, (b) pending such Allowance by Final Order, as such provisions may otherwise purport to be applicable by express provision or reasonable inference. Pending any such Allowance by Final Order or to the extent the provisions of the foregoing Article X do not purport to apply to Disputed Claims, the following additional provisions shall apply with respect to Disputed Claims.

Section 11.01. Objections to Claims. Unless extended by order of the Bankruptcy Court, any objections to Claims must be filed within 180 days after the Effective Date.

Section 11.02. Payments And Distributions On Disputed Claims.

A.   Notwithstanding any provision in the Plan to the contrary, except as otherwise agreed by The Trustee, in his sole discretion, no partial payments and no partial distributions will be made with respect to a Disputed Claim until the resolution of such disputes by settlement or Final Order. Subject to the provisions of this Section, as soon as practicable after a Disputed Claim becomes an Allowed Claim, the holder of such Allowed Claim will receive all payments and distributions to which such holder is then entitled under the Plan. Notwithstanding the foregoing, any person or entity who holds both an Allowed Claim(s) and a Disputed Claim(s) will receive the appropriate payment or distribution on the Allowed Claim(s), although, except as otherwise agreed by the Trust, no payment or distribution will be made on the Disputed Claim(s) until such dispute is resolved by settlement or Final Order.

Section 11.03. Disputed Claims Reserve.

A.   The Trust shall maintain a reserve of and hold in trust any distributable amounts or stock required to be set aside on account of Disputed Claims or any estimation by the Bankruptcy Court thereof. Such amounts shall be distributed, as provided herein, as such Disputed Claims are resolved by settlement or Final Order.

ARTICLE XII

CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN

Section 12.01. Conditions Precedent To The Occurrence Of The Effective Date. It shall be a condition to the occurrence of the Effective Date of the Plan that on the Effective Date each of the following conditions shall have been satisfied or waived by the Debtor, the Pre-Petition Secured Lenders, and the Committee:

A.           the Confirmation Order, in form and substance acceptable to the Debtor and reasonably acceptable to the Committee and the Pre-Petition Secured Lenders shall have been signed by the Bankruptcy Court and duly entered on the docket for the Chapter 11 Case by the Clerk of the Bankruptcy Court (which condition may not be waived);

B.           the Confirmation Order shall be a Final Order (which condition may be waived by the Debtor in its sole discretion, absent entry of a stay pending appeal);

C.           the Debtor's cash on hand as of the Effective Date lawfully available is sufficient to pay or reserve for payment all Administration Claims, all Professional Fees including those for which a hearing will be scheduled after the Confirmation Date, and non-tax priority Claims; and

D.   all Plan Documents and other applicable documents necessary or appropriate to the implementation of the Plan shall have been executed, delivered, and where applicable filed with the appropriate authorities. Section 12.02. Effect Of A Vacatur Of Confirmation Order. If the Confirmation Order is vacated, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (l) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtor; (2) prejudice in any manner the rights of the Debtor, or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtor in any respect.

ARTICLE XIII

DISCHARGE, INJUNCTIVE RELIEF, SUBORDINATION, AND RELATED PROVISIONS

Section 13.01. Discharge Of Debtor. Except as otherwise provided in the Plan: (1) the rights afforded in the Plan and the treatment of all Claims and Equity Interests therein, shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtor, the Reorganized Debtor, the Trust, or any of their respective assets or properties, (2) on the Effective Date, all such Claims against the Debtor, whether arising at any time prior to the Petition Date or after the Petition Date until the Effective Date, shall be satisfied, discharged and released in full and (3) all persons and entities shall be precluded from asserting against the Reorganized Debtor, the Trust, or their successors, assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

Section 13.02. Release of the Pre-Petition Secured Creditors. Except as otherwise specifically provided in the Plan, the Pre-Petition Secured Creditors and their respective affiliates, agents , servants, financial advisors, attorneys, and employees, on and after the Effective Date, are released by the Debtor, its chapter 11 Estate, the Reorganized Debtor and the Trust from any and all claims, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that the Debtor, its chapter 11 Estate, the Reorganized Debtor, or the Trust would have been legally entitled to assert in their own right or, as a debtor-in-possession or otherwise by succession by operation of the Bankruptcy Code, on behalf of the holder of any Claim or Equity Interest or other person or entity against such releasees, based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place at any time on or before the Effective Date.

Section 13.03. Release of Committee Members and Counsel. Except as otherwise specifically provided in the Plan, the members of the Committee, the Committee's counsel, and their respective affiliates, agents, servants, financial advisors, attorneys, and employees, on and after the Effective Date, are released by the Debtor, its chapter 11 Estate, the Reorganized Debtor and the Trust from any and all claims, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that the Debtor, its chapter 11 Estate, the Reorganized Debtor, or the Trust would have been legally entitled to assert in their own right or, as a debtor-in-possession or otherwise by succession by operation of the Bankruptcy Code, on behalf of the holder of any Claim or Equity Interest or other person or entity against such releasees, based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place at any time on or before the Effective Date. Notwithstanding anything in this paragraph to the contrary, nothing herein shall constitute a release of any defenses, offsets, or counterclaims that may exist in the Logix Case.

Section 13.04. Release of D&O Releasees. Except as otherwise specifically provided in the Plan, the D&O Releasees, on and after the Effective Date, are released by the Debtor, its chapter 11 estate and the Trust from any and all claims, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that the Debtor, its chapter 11 Estate, the Reorganized Debtor, or the Trust would have been legally entitled to assert in their own right or, as a debtor-in-possession or otherwise by succession by operation of the Bankruptcy Code, on behalf of the holder of any Claim or Equity Interest or other person or entity against such releasees, based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place at any time on or before the Effective Date. The D&O Releasees provided valuable services to the Debtor and did not receive salaries.

Section 13.04a. Nothing in the plan shall: (1) release or discharge any claims by the Securities and Exchange Commission, New York State Department of Taxation and Finance and Loral Skynet or any of its affiliates against any non-Debtor; or (2) enjoin or release the Securities and Exchange Commission, New York State Department of Taxation and Finance and Loral Skynet or any of its affiliates from enforcing any such claims against any non-Debtor.

Section 13.05. Injunction. From and after the Effective Date, all persons and entities are permanently enjoined from commencing or continuing in any manner, any suit, action or other proceeding against the Debtor, the Debtor-in-Possession, the Estate, the Reorganized Debtor, the Trust, the Trustee, or their respective agents, servants, financial advisors, attorneys, or employees on account of or respecting any Claim, obligation, debt, right, Cause of Action, remedy, or liability discharged pursuant to the Plan, subject to Section 13.04a. The Reorganized Debtor is further enjoined from seeking any remedy against any of the Estate, the Trust, their respective agents, servants, financial advisors, attorneys, or employees or any person released in that release executed by the Debtor on the Effective Date.

Section 13.06. Exculpations. Neither the Debtor, the Committee and its members and its Bankruptcy Court approved professionals, Debtor's Bankruptcy Court approved professionals, special counsel, and ordinary course professionals, the Pre-Petition Secured Lenders, counsel to the Pre-Petition Secured Lenders, the Post-Petition Lenders and counsel to the Post-Petition Lenders, or the affiliates, agents, servants, financial advisors, attorneys, or employees of any of the foregoing or anyone for whom any of the foregoing may be legally responsible, or their respective assets or properties, shall have or incur any liability to the holder of any Claim or Equity Interest for any act, condition, event, representation or omission after the Debtor's Petition Date, in connection with, arising out of or relating to the Debtor's chapter 11 bankruptcy case, the formulation, negotiation, preparation, dissemination, implementation, filing, confirmation or consummation of the Plan, the Disclosure Statement, the Confirmation Order, the administration of the Plan or property to be distributed under the Plan, or otherwise, including the solicitation of votes for and the pursuit of confirmation of the Plan, except for willful misconduct or gross negligence. Notwithstanding anything in this paragraph to the contrary, nothing herein shall constitute a release of Logix of any defenses, offsets, or counterclaims that may exist in the Logix Case.

Section 13.07. Limitation on Scope of Release, Exculpation, and Injunctive Provisions. The release provisions of the Plan, the injunctive provisions of the Plan, and the exculpation provisions of the Plan are intended, shall be construed, and shall operate, within the limits of the stated terms of the relevant Sections of the Plan, to grant the nondebtor beneficiaries thereof releasees, exculpation, and injunctive relief to the full extent that does not violate the provisions of 11 U.S.C. §524(e), but are not intended, shall not be construed, and shall not operate to grant any releasees, exculpation, or injunctive relief to such nondebtor beneficiaries that violates the provisions of 11 U.S.C. §524(e). Nothing in the plan should: (1) release or discharge any claims by the New York State against any non-debtors; or (2) enjoin or release New York State from enforcing any such claims against any non-debtor.

ARTICLE XIV

RETENTION OF JURISDICTION

Section 14.01. Retention of Jurisdiction. Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Case after the Effective Date as legally permissible, including jurisdiction to:

A.           allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Allowance or priority of Claims and Interests;

B.           grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

C.           resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which the Debtor is (or, as of the Effective Date, was) a party or with respect to which the Debtor may be or may have been liable and to hear, determine and, if necessary, Allow, Disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claims arising therefrom;

D.
decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtor that may be pending in the Bankruptcy Court on the Effective Date;

E.
enter such orders as may be necessary or appropriate to implement, consummate or aid in execution of the provisions of the Plan and all contracts, instruments, and other agreements or documents created or amended in connection with the Plan or the Disclosure Statement;

F.	To determine any and all controversies and disputes arising under, or in connection with, the Plan and such other matters as may be provided for in the order of confirmation;
G.	To issue such orders in aid of execution of the Plan, to the extent authorized by §§ 105(a) and 1142 of the Bankruptcy Code;
H.
To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the plan, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

I.	To recover all assets of the Debtor and property of the Debtor, wherever located;
J.
To hear and determine matters concerning state, local, and federal taxes in accordance with §§ 346, 505, and 1146 of the Bankruptcy Code, including, but not limited to matters concerning the Reorganized Debtor's ability to use certain of the Debtor's tax attributes;

K.
resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any person's or entity's obligations incurred in connection with the Plan;

L.
issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any person or entity with consummation or enforcement of the Plan, except as otherwise provided herein;

M.	enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;
N.
to consider any amendments to or modifications of the Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

O.	to hear any other matter not inconsistent with the Bankruptcy Code;
P.
to determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created or amended in connection with the Plan or the Disclosure Statement;

Q.    to enter an order and/or final decree concluding the Chapter 11 Case.

Section 14.02. Alternate State Court Jurisdiction. In the event the Bankruptcy Court determines that it cannot exercise jurisdiction, abstains from exercising jurisdiction, or is prohibited by a senior federal court from exercising jurisdiction with respect to all or any portion of the foregoing, the Trust, may pursue such matters in the appropriate court or administrative forum of competent jurisdiction.

ARTICLE XV

MISCELLANEOUS

Section 15.01. Preservation of Causes of Action and Avoidance Actions. Except as otherwise provided in the Plan or in any post-petition contract, instrument, release, indenture or other agreement entered into in connection with the Plan and approved by the Bankruptcy Court, in accordance with section 1123(b) of the Bankruptcy Code, the Trust shall retain and may exclusively enforce any and all claims, rights, Avoidance Actions and Causes of Action that the Debtor or its estate may hold against any person or entity, whether or not such claim, right, Avoidance Action, or Cause of Action is or is not listed in the Debtor's Schedules.

The Trust may pursue such retained claims, rights, Avoidance Actions or causes of action, as appropriate, in accordance with the best interests of creditors or beneficiaries. On the Effective Date and except as provided in release provisions of the Plan, the Trust shall not be deemed to have waived or released any claims, rights, Avoidance Actions or Causes of Action against any person or entity.

Section 15.02.  Statutory Fees. All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date. Any such fees accrued after the Effective Date will constitute an Allowed Administrative Claim.

Section 15.03. Modification Of Plan. Subject to the limitations contained herein and in accordance with the Bankruptcy Code and other applicable law, (a) the Debtor reserves the right to amend or modify the Plan prior to the entry of the Confirmation Order and after the entry of the Confirmation Order, it may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with it, Section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

Section 15.04. Revocation Of Plan. The Debtor reserves the right, at any time prior to the entry of the Confirmation Order, to revoke and withdraw the Plan.

Section 15.05. Plan Controls. To the extent there is an inconsistency or ambiguity between any term or provision contained in the Disclosure Statement and the terms and provisions of the Plan, the Plan shall control.

Section 15.06.  Successors And Assigns. The rights, benefits and obligations of any person or entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such person or entity.

Section 15.07. Reservation Of Rights. Except as expressly set forth herein, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the filing of the Plan, any statement or provision contained herein, or the taking of any action by the Debtor with respect to the Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtor with respect to the holders of Claims or Equity Interests prior to the Effective Date.

Section 15.08.  Section 1146 Exemption. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of any security under the Plan, or the making or delivery of an instrument of transfer under the Plan, may not be taxed under any law imposing a stamp tax or similar tax.

Section 15.09. Compliance With Tax Requirements. In connection with the consummation of the Plan, the Debtor and its successors, as applicable, shall comply with all withholding and reporting requirements imposed by any taxing authority or other governmental unit, and all distributions hereunder shall be subject to such withholding and reporting requirements.

Section 15.10. Further Assurances. The Debtor, the Trust, and all holders of Claims and Equity Interests receiving distributions under the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

Section 15.11.  Service Of Documents. Any pleading, notice or other document required by the Plan to be served on or delivered to the Debtor, or the Trust, as the case may be, shall be sent by first class U.S. mail, postage prepaid to:

If to the Pre-Effective Date Debtor:	With a copy to:

J. Roger Faherty	Harris D. Leinwand (HL-4419)
Directrix, Inc.,	Attorney for Debtor and Debtor in Possession
PO Box 106	9 East 40th Street-12th Floor
Spring Lake, NJ 07762-0106	New York, New York 10016
(212) 725-7338

and a copy to
Kevin J. Walsh, Esq. Counsel to the Creditors' Committee Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 (617) 542-6000

If to the Trust:	With a copy to:

Kenneth R. Levine 1776 Broadway Suite 1403 New York, NY 10019
If to the Reorganized Debtor:
J. Roger Faherty Directrix, Inc., PO Box 106 Spring Lake, NJ 07762-0106

Provided, the foregoing shall not excuse any party from any applicable state or federal law, regulation or rules pertaining to formal service of process or identifying the representatives of the foregoing upon whom formal process must be served.

Section 15.12. Post-Effective Date Fees And Expenses. From and after the Confirmation Date, the Debtor, and the Trust, shall in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of professional persons thereafter incurred by them respectively from and after the Confirmation Date, including, without limitation, those fees and expenses incurred in connection with the implementation and consummation of the Plan.

Section 15.13. Sections 1125 and 1126 Of The Bankruptcy Code. As of and subject to the occurrence of the Confirmation Date, (i) the Debtor shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation Section 1125(a) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation and (ii) the Debtor and its affiliates, the Committee and its members, and their respective agents, directors, officers, employees, advisors and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for any violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

Section 15.14. Filing Of Additional Documents. On or before the Effective Date, the Debtor may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

Section 15.15. Dissolution of Committee. On the Effective Date, the Committee shall dissolve and the members of the Committee shall be released and discharged from all rights and duties arising from or related to the Chapter 11 Case.

Section 15.16. Request For Expedited Determination Of Taxes. The Debtor, and the Trust, respectively and as applicable, shall have the right to request an expedited determination under Section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date, through, and including, the Effective Date.

Section 15.17. Governing Law. Except to the extent preempted by applicable federal bankruptcy law or other applicable federal no bankruptcy law, the Plan shall be governed and construed by the laws of the State of New York.

Section 15.18. Cram Down. The Bankruptcy Court may confirm this Plan over the dissent of any impaired class of Claim if all of the requirements for consensual confirmation under subsection 1129(a), other than subsection 1129(a)(8), of the Bankruptcy Code and for nonconsensual confirmation under subsection 1129(b) of the Bankruptcy Code have been satisfied.

Section 15.19. Exemption from Registration Under the Securities Act of 1933. The Distributed Securities, the equity of the Reorganized Debtor, issued under the Plan to the Pre-Petition Secured Creditors will be issued without registration under the Securities Act of 1933, as amended ("1933 Act"), or under any state securities laws, in reliance upon the exemption from registration afforded by Sections 1125 and 1145 of the Bankruptcy Code. They are exempt from the requirements of Section 5 of the Securities Act of 1933, 15 U.S.C. 77e, and any state or local laws requiring registration for the offer or sale of a security pursuant to, without limitation, Sections 1125 and 1145 of the Bankruptcy Code. The order of the Bankruptcy Court confirming the Plan will include provisions to the effect that such exemption is available for the issuance of the Reorganized Debtor's Stock and that the Reorganized Debtor is a "successor" to Directrix within the meaning of Sections 1125 and 1145 of the Bankruptcy Code.

Dated: December 9, 2003

Respectfully submitted,

Directrix, Inc.

/s/ J. Roger Faherty
By: J. Roger Faherty Its: Chief Executive Officer

Directrix, Inc.
Source and Use of Cash (Expense Budget)
For the 6 months ended December 31, 2003

	Projected	Projected	Projected	Projected	Projected	Projected	Total Budget
	July 2003	August 2003	September 2003	October 2003	November 2003	December 2003	7/1/03 to 12/31/03
Sources of Cash:
Sale of Equipment	0	0	100000	0	0	0	100000
Sale of Explicit Rights	0	0	0	500,000	0	0	500,000
Sale of New Frontier Stock (C)	0	0	0	0	(A) 400,000	0	400,000
Total Sources of Cash	0	0	100,000	500,000	400,000	0	1,000,000
Uses of Cash/Expense:
Health Benefits (net)	1,544	1,544	1,544	1,544	1,544	1,544	9,264
Rent Expense:
Rent Park Ridge	2,300	2,300	2,300	0	0	0	6,900
Rent Northvale Storage	362	362	543	543	543	543	2,896
Communication:
Telephone	1,100	950	200	200	200	200	2,850
Professional Fees:	0						0
Internet	120	120	50	50	50	50	440
Auto Allowance	928	928	928	928	928	0	4,640
Temp Help	0	0	1,000	1,000	0	0	2,000
Utilities:
PSE&G (Gas)	50	250	125	0	0	0	425
Park Ridge (Electric)	480	250	250	0	0	0	980
Computer-related Consulting	0	0	500	500	0	0	1,000
Bank Fees	50	50	50	50	50	50	300
Rent & Utilities	0						0
Relocation	0						0
Telephone & T1	0						0
Office Supplies	0	0	0	50	50	50	150
Mailing & Shipping	25	25	25	8,025	25	25	8,150
Salaries	0						0
Payroll Taxes	0						0
Production Services	0						0
Advertising	0						0
Payroll Service	0						0
Utilities:	0						0
Telephone:	0						0
Leased Equipment	0						0
Travel & Entertainment	0						0
Marketing & Conventions	0						0
Employee Development	0						0
Maintenance	0						0
Dues & Subscriptions	0						0
Bad Debt Expense	0						0
Miscellaneous	0	500	250	250	250	250	1,500
Subtotal	6,959	7,279	7,765	13,140	3,640	2,712	41,495

Reorganization & Professional Fees:
Debtor Bankruptcy Counsel	21,000	9,000	11,000	20,000	20,000	10,000	91,000
DIP Lenders Counsel	12,000	6,000	6,000	6,000	6,000	6,000	42,000
Creditors' Committee Counsel	7,000	6,000	6,000	10,000	6,000	10,000	45,000
Playboy Litigation - Special Counsel	0	0	0	150,000	200,000	232,500	582,500
Playboy Litigation - Experts	0	0	0	45,000	45,000	35,000	125,000
Accounting Services	3,000	4,500	2,500	1,750	1,500	1,500	14,750
U.S. Dept. of Justice	0	1,000	0	1,000	0	1,000	3,000
Subtotal	43,000	26,500	25,500	233,750	278,500	296,000	903,250

Total Cash-basis Expense	49,959	43,000	33,265	246,890	282,140	298,712	944,745

Depreciation	2,100	2,100	2,100	2,100	0	0	8,400
Interest Accrual on DIP Financing	6,560	6,680	6,770	6,770	6,770	6,770	40,320
Subtotal	8,660	8,780	8,870	8,870	6,770	6,770	48,720

Total Expense	58,619	51,780	42,135	255,760	288,910	305,482	993,465

(Excess) of Total Expense over Total Sources of Cash	(58,619)	(51,780)	57,865	244,240	111,090	(305,482)	6,535

Less Non-Cash Charges	8,660	8,780	8,870	8,870	6,770	6,770	48,720

(Excess) of Cash-basis Expense over Total Sources of Cash	-49959.04	-43000	66734.96	253109.96	117859.96	-298712.04	55254.76

EXHIBIT B
Post-Petition Lenders

Lender	Address	Maximum Commitment in Dollars	Percentage
Woodco Fund Management	4900 Woodway, Suite 650 Houston TX 77056	$206,160	38.01%
J. Roger Faherty	205 Tuttle Avenue Spring Lake, NJ 07762	137,040	25.27%
Marlin Capital	John Hancock Center 875 N. Michigan Ave. Ste. 3412 Chicago, IL 60611-1896	69,000	12.72%
Lebow Revocable Family Trust	808 San Ysidro Lane Santa Barbara, CA 93108	55,740	10.28%
LB Partners	960 Park Ave., Apt. 10E New York, NY 10028	26,760	4.93%
Lawrence Kaplan	17 Riverview Terrace Smithtown, NY 11782	36,690	6.76%
Stanley Kaplan	999 Walt Whitman, Road, 3rd Floor Melville, NY 11747	9,810	1.81%
Robert Smith	C/O Janney Montgomery Scott 1801 Market Street Philadelphia, PA 19103	1,200	0.22%
		$542,400	100.00%

EXHIBIT C
Pre-Petition Secured Lenders

Name and Address	Amount of Loan (w/o regard to Interest)
Alberto Antebi c/o Woodco Fund Management 4900 Woodway, Suite 650 Houston, TX 77056	$186,163

J. Roger Faherty 205 Tuttle Avenue Spring Lake, NJ 07762	$1,301,704

Marlin Capital Corp. Attn: Mark Egan John Hancock Center 875 N. Michigan Ave., Suite 3412 Chicago, IL 60611-1896	$683,420

Donald J. McDonald, Jr. 9610 Desoto Ave. Chatsworth, CA 91311	$663,663

New Horizons Investment Corp., N.V. c/o Woodco Fund Management 4900 Woodway, Suite 650 Houston, TX 77056	$1,841,378

Newbridge Investment Company c/o Woodco Fund Managemen 4900 Woodway, Suite 650 Houston, TX 77056	$283,097

Helaine/Lawrence Kaplan 17 Riverview Terrace Smithtown, NY 11782	$91,250

Ninanne Norris 400 E. 90th Street, Penthouse B New York, NY 10128	150,000

Lebow Family Revocable Trust c/o Ken Lebow 808 San Ysidro Lane Santa Barbara, CA 93108	$133,125

Janney Montgomery Scott, LLC FBO Robert C. Smith c/o Janney Montgomery Scott 1801 Market Street Philadelphia, PA 19103	$12,500

L.B. Partners, LP c/o Robert Bregman 960 Park Ave., Apt. 10E New York, NY 10028	$33,125

TOTAL	$5,379,425